Exhibit 99.1

For Immediate Release

Media Contact:
Katy Padgett
+1-860-674-3047
Kathleen.Padgett@otis.com

Investor Relations Contact:
Michael Rednor
+1-860-676-6011
investorrelations@otis.com

Otis Appoints Anurag Maheshwari
Executive Vice President & Chief Financial Officer

He succeeds Rahul Ghai to lead financial activities at Otis

FARMINGTON, Conn., June 27, 2022 -- Otis Worldwide Corporation (NYSE: OTIS) announces the appointment of Anurag Maheshwari as Executive Vice President & Chief Financial Officer, reporting directly to Otis Chair, CEO & President, Judy Marks. Effective August 12, Maheshwari will succeed Rahul Ghai, who has accepted a position outside Otis.

“Anurag has championed our long-term strategy and understands how to drive growth and shareholder value. He has successfully led our finance teams in the highly diverse Asia Pacific region since spin,” said Otis Chair, CEO & President, Judy Marks. “He brings deep knowledge and leadership experience with a successful track record of managing financial and operational performance, along with driving revenue, profit growth and capital deployment in publicly traded companies.”

Maheshwari has proven experience as a chief financial officer and expertise across financial and business functions including investor relations, strategic planning, capital deployment, operations and P&L ownership.

Most recently, Maheshwari served as Vice President, Finance, IT and Chief Transformation Officer in the Otis Asia Pacific region. Before joining Otis, he served as Vice President, Investor Relations at L3Harris, leading the company’s interaction with the investor community while driving strategic investment planning and capital deployment, and working closely with the company’s Board of Directors. He began his career as a consultant and progressed through strategy, P&L, private equity and finance roles of increasing responsibility at United Technologies Corporation, Affinity Equity Partners and Harris Corporation.

"We are grateful for Rahul’s service and many contributions, particularly his expertise and partnership as he helped to prepare our Finance and Investor Relations teams for our transition back to an independent, publicly traded company. He will work closely on a transition with Anurag through mid-August. We wish him success in his new endeavor," added Marks.

Consistent with prior years, Otis plans to release its second quarter earnings in late July. Both Anurag Maheshwari and Rahul Ghai will join Judy Marks on the earnings call to discuss the company’s results and financial outlook.

About Otis
Otis is the world’s leading elevator and escalator manufacturing, installation and service company. We move 2 billion people a day and maintain more than 2.1 million customer units worldwide, the industry’s largest Service portfolio. Headquartered in Connecticut, USA, Otis is 70,000 people strong, including 41,000 field professionals, all committed to meeting the diverse needs of our customers and passengers in more than 200 countries and territories worldwide.